Exhibit 10.1

2006 Base Salaries for Certain Executive Officers

Name and Principal Position(s)	Salary
David A. Dull, Senior Vice President, Business Affairs, and General Counsel	$285,000
Bruce E. Kiddoo, Vice President and Corporate Controller	$242,000
Vahid Manian, Senior Vice President, Global Manufacturing Operations	$285,000
William J. Ruehle, Senior Vice President and Chief Financial Officer	$285,000